UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 14, 2011

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 18, 2011, Active Power, Inc. (the “Company”) issued a press release announcing certain preliminary results for the three months ended September 30, 2011 and certain other information. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished in this Current Report, including under this Item 2.02 and the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of James A. Clishem.

On October 14, 2011, James A. Clishem resigned from his role as Chief Executive Officer and President of the Company and from the Company’s Board of Directors (the “Board”).

In connection with Mr. Clishem’s resignation, in accordance with the Severance Benefits Agreement dated April 14, 2010 by and between the Company and Mr. Clishem, the Company and Mr. Clishem entered into a Separation Agreement and Release (the “Agreement”), which, among other things, provides the following:

•
Continuation of payment of Mr. Clishem’s base salary of $344,000, at the rate of $28,666.67 per month, less applicable withholding, for twelve (12) months in accordance with the Company’s regular payroll practices;

•
reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of twelve (12) months, or until Mr. Clishem has secured other employment, whichever occurs first;

•	payment to Mr. Clishem of a lump sum of $100,000, less applicable withholding, for his 2011 bonus; and

•
acceleration of the vesting of 435,475 shares (equivalent to an additional one (1) year of vesting) under all outstanding stock option agreements between the Company and Mr. Clishem that would have otherwise remained unvested as of the date of Mr. Clishem’s resignation, such that Mr. Clishem will be vested in a total of 1,890,675 shares pursuant to such stock option agreements.

The foregoing is subject to (i) a release of the Company by Mr. Clishem for all claims (other than for payment of the foregoing), (ii) Mr. Clishem’s compliance with non-competition and non-solicitation covenants for 12 months post-termination and continued observance of his obligations to the Company under his current proprietary information and nondisclosure agreement, and (iii) Mr. Clishem’s compliance with customary non-disparagement covenants.  The foregoing is a summary of the Agreement and does not purport to be complete.

(c)

Appointment of Jan Lindelow as Interim Chief Executive Officer.

The Board has appointed Jan Lindelow as interim Chief Executive Officer and President of the Company, effective immediately.  Mr. Lindelow, age 65, has served as a member of the Company’s Board since February 1998.  Mr. Lindelow joined Tivoli, a unit of IBM Software Group, in June 1997 and served as Chairman and Chief Executive of Tivoli until the spring of 2001.  He then became Vice President, Emerging Business Development for IBM until his retirement in 2002.  Mr. Lindelow has executive experience in key markets and core technologies critical to the Company’s future success.  From 1994 to 1995, Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies, a leader in handheld computing and scanning technologies. He also served in several senior executive positions with Asea Brown Boveri (“ABB”), a global company delivering power, energy and automation technologies, from 1988 to 1994.  Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company.  Mr. Lindelow serves as an active board member of several enterprises, primarily in the high technology industry. During 2010, Mr. Lindelow served as a director of the following private companies: Credant Technologies, HyPerformix, Inc. (as Chairman) and Troux Technologies.  From 2007 until its sale in 2009, Mr. Lindelow served as Chairman of the Board of Directors of Vignette Corporation.  Mr. Lindelow holds an M.S. in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

There are no family relationships between Mr. Lindelow and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For service in the capacity of interim Chief Executive Officer, Mr Lindelow will receive $35,000 per month for each month of service (including any partial month), with three months’ salary guaranteed regardless of the actual term of service. Mr. Lindelow shall also be entitled to receive a lump sum cash bonus upon the termination of his service as interim Chief Executive Officer if certain agreed upon performance targets have been met, to be determined at the sole and complete discretion of the Board.

The Company shall also reimburse Mr. Lindelow for approved reasonable and customary out-of-pocket expenses incurred in connection with his service as interim Chief Executive Officer, including travel and lodging expenses.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 7.01.	Regulation FD Disclosure.

On October 18, 2011, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: October 18, 2011	By:	/S/ JOHN PENVER
John Penver Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Active Power, Inc. dated October 18, 2011.